EXHIBIT 10.1

EMPLOYMENT AGREEMENT

                         This employment agreement (this "Agreement"), dated as of November 20, 2008 (the "Effective Date"), is made by and between China Dasheng Biotechnology Company, a Nevada corporation and Mr. Sidong Zhang (the "Executive") (each, a "Party" and together, the "Parties").

                        WHEREAS, the Parties wish to establish the terms of the Executive's employment by the Company;

                        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

     1. POSITION/DUTIES.

(a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as Chief Executive Officer of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other reasonable duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate.  The Executive shall report directly to the Board of Directors and obey the lawful directions of the Board.

(b) During the Employment Term, the Executive shall perform all duties as Chief Executive Officer of the Company, including without limitation:  The Executive shall perform all duties associated with the Company's overall day to day operations, including but not limited to, working with other management members to develop the existing business; positively promoting and diversifying the existing business segments to realize goal of operating results set forth by the Board; looking for potential opportunities of acquisition deals; building up productive operating system with Chief Financial Officer.

(c) During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote all of his business time, energy and skill in the performance of his duties with the Company.  The Executive shall not be directly or indirectly engaged or concerned in any other business activity during the Employment Term.

     2. EMPLOYMENT TERM.

      Except for earlier termination, the Executive's employment under this Agreement shall be for a five-year term commencing on the Effective Date and ending on November 20, 2013 (the "Initial Term"). Base upon mutual consent, with a written notice that signed by both Parties within the first 30 days right after the termination, the Initial Term shall be extended for additional terms of successive five-years period (the "Additional Term"). The Initial Term and any Additional Term shall be referred to herein as the "Employment Term."

     3. BASE SALARY.

     The Company agrees to pay to the Executive a base annum salary at RMB 120,000, payable in accordance with the regular payroll practices of the Company.

     4. TERMINATION.

     The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

(a) Death.  The Agreement terminates automatically on the date of death of the Executive.

(b) Cause.  Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean, as determined by the Board (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Executive; (3) the willful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Executive of any felony (or the equivalent under the law of the People's Republic of China) or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company's code of conduct, employee handbook or similar documents; or (6) any material breach by the Executive of any provision of this Agreement or any other written agreement entered into by the Executive with the Company.

(c) Without Cause.  On the sixtieth (60th) day following written notice by the Company to the Executive of an involuntary termination without Cause, other than for death.

    5. CONSEQUENCES OF TERMINATION.

(a) Death.  Upon the termination of the Employment Term because of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits.

(b) Termination for Cause. Upon the termination of the Employment Term by the Company for Cause or by either party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits.

                   6. PROTECTION OF THE COMPANY'S BUSINESS.

                   The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 10(a) by the Executive.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

    7. INDEMNIFICATION.

    The Executive shall be indemnified to the extent permitted by the Company's organizational documents and to the extent required by law.

    8. SEVERABILITY.

    The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    9. COUNTERPARTS.

   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have signed executed this Agreement as of the date written above.

CHINA DASHENG BIOTECHNOLOGY COMPANY

By:	/s/ Jinjun Qi
Jinjun Qi
Chairman of Board of Directors

EXECUTIVE

By:	/s/ Sidong Zhang
Sidong Zhang